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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

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                                  SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 9)(1)

                                OHM CORPORATION
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                                (NAME OF ISSUER)

                          Common Stock, par value $.10
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                         (TITLE OF CLASS OF SECURITIES)

                                   670839109
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                                 (CUSIP NUMBER)

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     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).






------------
     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.  670839109                  13G                     PAGE 2 OF 5 PAGES

    1)  NAME OF REPORTING PERSONS
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                James L. Kirk
                ###-##-####

    2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)   / /
                                                                (b)   /X/

    3)  SEC USE ONLY


    4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.


    NUMBER OF SHARES             5) SOLE VOTING POWER
    BENEFICIALLY OWNED                                          2,027,070
    BY EACH REPORTING
    PERSON WITH
                                 6) SHARED VOTING POWER
                                                                        0

                                 7) SOLE DISPOSITIVE POWER
                                                                2,027,070

                                 8) SHARED DISPOSITIVE POWER
                                                                        0

    9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,027,070

   10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*     /X/

   11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                7.57%

   12)  TYPE OF REPORTING PERSON*

                IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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           Page 3 of 5 pages

                                  SCHEDULE 13G

Item 1(a)  Name of Issuer:

                OHM Corporation


Item 1(b)  Address of Issuer's Principal Executive Offices:

                16406 US Route 224 East
                Findlay, OH 45840


Item 2(a)  Name of Person Filing:

                James L. Kirk


Item 2(b)  Address of Principal Business Office or, if none, Residence:

                16406 US Route 224 East
                Findlay, OH 45840


Item 2(c)  Citizenship:

                U.S.A.


Item 2(d)  Title of Class of Securities:

                Common Stock, $0.10 Par Value


Item 2(e)  CUSIP Number:

                670839109


Item 3  Status of Person Filing:

                Not Applicable
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          Page 4 of 5 pages

Item 4.  Ownership:

           (a) Amount Beneficially Owned:

                   2,027,070 (Includes options to purchase 138,000 shares exercisable within 60 days)

           (b) Percent of Class:

                   7.57%

           (c) Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote

                           2,027,070 (Includes options to purchase 138,000 shares exercisable within 60 days)

                   (ii) shared power to vote or to direct the vote

                           0

                   (iii) sole power to dispose or to direct the
                         disposition of

                           2,027,070 (Includes options to purchase 138,000 shares exercisable within 60 days)

                   (iv) shared power to dispose or to direct the
                        disposition of

                           0

Item 5.  Ownership of Five Percent or Less of a Class:

                   Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                   Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                   Not Applicable
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                Page 5 of 5 pages

Item 8.  Identification and Classification of Members of the Group:

                Not Applicable


Item 9.  Notice of Dissolution of Group:

                Not Applicable


Item 10. Certification:

                Not Applicable


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 1996


/s/ JAMES L. KIRK
-----------------------
James L. Kirk